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EXHIBIT 3.9

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                           SPECTRASITE HOLDINGS, INC.

            SPECTRASITE HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            FIRST: The name of the Corporation is SpectraSite Holdings, Inc. The Corporation was originally incorporated under the name "Integrated Site Development, Inc." and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 25, 1997.

            SECOND: This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as heretofore amended and was duly adopted by written consent of the holders of at least 75% of the outstanding shares entitled to vote thereon, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

            THIRD: The amendments to the Certificate of Incorporation of the Corporation effected by this Certificate are as follows:

            (a) to change the authorized capital stock of the Corporation from
      (i) 30,462,830 shares, divided into (x) 20,000,000 shares of Common Stock, $0.001 par value per share, and (y) 10,462,830 shares of Preferred Stock, $0.001 par value per share, consisting of 3,462,830 shares of 8% Series A Cumulative Convertible Redeemable Preferred Stock ("Original Series A Preferred Stock") and 7,000,000 shares of 8% Series B Cumulative Convertible Redeemable Preferred Stock ("Original Series B Preferred Stock"), to (ii) 165,749,625 shares, divided into (x) 95,000,000 shares of Common Stock, $0.001 par value per share, and (y) 70,749,625 shares of Preferred Stock, $0.001 par value per share, consisting of 3,462,830 shares of Series A Convertible Preferred Stock, 7,000,000 shares of Series B Convertible Preferred Stock and 60,286,795 shares of Series C Convertible Preferred Stock;

            (b) to reclassify each share of Original Series A Preferred Stock into one (1) share of Series A Convertible Preferred Stock, $0.001 par value, and to reclassify each share of Original Series B Preferred Stock into one (1) share of Series B Convertible Preferred Stock, $0.001 par value; and


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            (c) to extinguish the Company's obligation to redeem the Original
      Series A Preferred Stock and the Original Series B Preferred Stock and any obligation of the Corporation with respect to any accrued and unpaid dividends on the Original Series A Preferred Stock and the Original Series B Preferred Stock.

            FOURTH: Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"):

            (a) each share of Original Series A Preferred Stock issued and outstanding at the Effective Time shall be reclassified as one (1) share of Series A Convertible Preferred Stock, $0.001 par value, of the Corporation;

            (b) each share of Original Series B Preferred Stock issued and outstanding at the Effective Time shall be reclassified as one (1) share of Series B Convertible Preferred Stock, $0.001 par value, of the Corporation; and

            (c) any and all obligations of the Corporation with respect to any accrued and unpaid dividends on the shares of Original Series A Preferred Stock and Original Series B Preferred Stock as of the Effective Time shall be extinguished.

            FIFTH: The capital of the Corporation will not be reduced under, or by reason of, the foregoing amendment and restatement of the Certificate of Incorporation of the Corporation.

            SIXTH: The text of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated and further amended to read in its entirety as follows:

                  "1. The name of the corporation is SpectraSite Holdings, Inc. (the "Corporation").

                  2. The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of the Corporation=s registered agent at such address is Corporation Service Company.

                  3. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is 165,749,625 shares, divided into Ninety-Five Million (95,000,000) shares of Common Stock, $0.001 par value per share

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      ("Common Stock"), and Seventy Million, Seven Hundred Forty-Nine Thousand
      Six Hundred Twenty-Five (70,749,625) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"). The Preferred Stock shall have three series: Series A Convertible Preferred Stock ("Series A Preferred Stock"), consisting of Three Million Four Hundred Sixty-Two Thousand Eight Hundred Thirty (3,462,830) shares; Series B Convertible Preferred Stock ("Series B Preferred Stock"), consisting of Seven Million (7,000,000) shares; and Series C Convertible Preferred Stock ("Series C Preferred Stock"), consisting of Sixty Million Two Hundred Eighty-Six Thousand Seven Hundred Ninety-Five (60,286,795) shares. As used herein, the term "PREFERRED STOCK" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, share-for-share alike and without distinction as to class or series, except as otherwise set forth herein or as the context otherwise requires.

                  4.2 DIVIDENDS AND DISTRIBUTIONS. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution, or winding up, rank senior to the Common Stock and any other series or class of the Corporation's Common Stock, preferred stock or other capital stock, now or hereafter authorized.

                  4A.1  DIVIDEND AND DISTRIBUTIONS; PREFERRED STOCK.

                  A. Dividends. The holders of Preferred Stock shall not be entitled to receive dividends; provided, however, that when, as and if the Board of Directors of the Corporation (the ABoard") declares and pays a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) out of funds legally available therefor ("Legally Available Funds"), the Corporation shall, at the same time, declare and pay to each holder of Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

                  B. Record Date. The Board may fix a record date (each a "Dividend Payment Record Date") for the determination of holders of shares of Preferred Stock entitled to receive payment of the dividends payable pursuant to Paragraph 4A.1(A), which record date shall not be more than 60 days nor less than 10 days prior to the date on which any such dividend is paid (each such date, a "Dividend Payment Date").

                  C. Payment. All declared and unpaid dividends on Preferred Stock shall be payable in cash upon the occurrence of a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each such occurrence hereinafter referred to as a "Liquidity Event").

                   D. Dividends Pro Rata. All dividends paid with respect to shares of Preferred Stock shall be paid pro rata to the holders entitled thereto based upon the

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      number of shares of Common Stock into which such shares of Preferred
      Stock are convertible on the Dividend Payment Record Date. If the Legally Available Funds are insufficient for the payment of the entire amount of cash dividends payable at any time, such funds shall be allocated pro rata for the payment of dividends with respect to the shares of Preferred Stock based upon the number of shares of Common Stock into which such shares of Preferred Stock are convertible on the Dividend Payment Record Date.

                  E.  Certain Restrictions.

                  (i) Cash dividends on the Preferred Stock may not be
            declared, paid or set apart for payment if (a) the Corporation is not solvent or would be rendered insolvent thereby or (b) the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder.

                  (ii) Until all dividends declared and payable on shares of
            Preferred Stock have been or are concurrently paid in full, the Corporation shall not pay cash dividends on, or redeem, purchase or otherwise acquire for consideration, any shares of Common Stock or other shares of capital stock, except with the prior written consent of holders of seventy-five percent (75%) of the outstanding shares of the Preferred Stock voting as a single class.

                  (iii) The Corporation shall not permit any Subsidiary (as
            defined hereinafter) of the Corporation, or cause any other person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of capital stock of the Corporation unless the Corporation could make such distribution or purchase or otherwise acquire such shares at such time and such manner. The term "Subsidiary" shall mean, with respect to any person, a corporation or other entity (i) of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such person or (ii) with respect to which such person, directly or indirectly, has the power to elect a majority of the Board of Directors or similar governing body, or otherwise direct the management or operations thereof.

                  4A.2  CONVERSION.

                  A. Upon the closing of one or more firm commitment underwritten public offerings of Common Stock pursuant to one or more effective registration statements under the Securities Act of 1933, as amended, which offering or offerings yield aggregate net proceeds to the Corporation of not less than $150,000,000 at an average per share price of not less than $8.00 (subject to appropriate adjustments for any dividends,

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      subdivisions, combinations or reclassifications of Common Stock) (a
      "Qualified IPO"), each then outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be automatically converted into one or more shares of Common Stock, as the case may be, calculated by multiplying the number of shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be so converted by the applicable conversion rate (the"Conversion Rate") as then in effect. For purposes hereof, the Conversion Rate shall be determined by dividing the applicable Liquidation Preference per share by the applicable Conversion Price per share. For purposes hereof:

                  (i) the applicable "Liquidation Preference" shall mean the sum of (A) (x) an amount equal to $2.89 per share for each of the then outstanding shares of Series A Preferred Stock, (y) an amount equal to $4.00 per share for each of the then outstanding shares of Series B Preferred Stock and (z) an amount equal to $5.00 per share for each of the then outstanding shares of Series C Preferred Stock, plus (B) upon the occurrence of a Liquidity Event, an amount equal to all declared and unpaid dividends on such Preferred Stock, if any; and

                  (ii) the applicable "Conversion Price" per share shall be an amount equal to $2.89, in the case of the Series A Preferred Stock, $4.00, in the case of the Series B Preferred Stock, and $5.00 in the case of the Series C Preferred Stock, in each case subject to adjustment from time to time as provided herein.

                  At any time prior to the closing of a Qualified IPO, and subject to and upon compliance with the provisions of this paragraph, the holder of any shares of the Preferred Stock shall have the right, at its option, to convert, at the applicable Conversion Rate, all or any portion of its shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into one or more shares of Common Stock, in each case by surrendering the shares to be converted, in the manner provided below.

                  Notwithstanding the foregoing or Paragraph 4A.2(H), unless permitted under applicable law (as determined by the affected holder of Preferred Stock), if shares of Preferred Stock owned by any person subject to the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act") (such person is referred to herein as a "Regulated Entity") are converted into shares of Common Stock representing more than 5% of the total issued and outstanding shares of Common Stock (including shares of Common Stock held by affiliates (as defined in the BHC Act) of the Regulated Entity, those shares that represent the excess over the 5% limit shall be non-voting Common Stock so long as such shares continue to be held by a Regulated Entity or its affiliates (as defined in the BHC Act), such shares of non-voting Common Stock shall not be included in determining whether the requisite percentage of shares has consented to, approved, adopted or taken any action and shall in all other respects be equivalent to all other outstanding shares of Common Stock; provided that such shares shall not be non-voting

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      on matters that significantly and adversely affect the rights or preferences of the Common Stock as determined by such Regulated Entity. Any Preferred Stock or Common Stock that is non-voting pursuant to paragraph 4A.2, 4A.4 or 4B.1 while held by a Regulated Entity shall become voting upon transfer to a non-Regulated Entity.

                  B. (i) In order to exercise its conversion right, the holder of the shares of Preferred Stock to be converted shall surrender the certificate representing such share to the conversion agent (which may be the Corporation itself), with a notice of election to convert, duly completed and signed, at the principal office of the conversion agent. Unless the shares issuable upon conversion are to be issued in the same name as the name in which the share of such Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer duly executed by the holder or his duly authorized attorney. If the Corporation fails to designate a conversion agent, the conversion agent shall be the Corporation.

                  (ii) As promptly as practicable after the surrender by a
            holder of the certificates for shares of the Preferred Stock and in any event within five business days after such surrender, the Corporation shall issue and deliver to the person for whose account such Preferred Stock was surrendered, or to its nominee or nominees (subject to compliance with applicable stockholders= agreements and other applicable agreements restricting transfer), a certificate or certificates for the number of full shares of Common Stock or other securities issuable upon the conversion of those shares and any fractional interest in respect of a share of Common Stock or other security arising upon the conversion shall be settled as provided below. In the event that a holder of Preferred Stock converts less than all of the shares of such Preferred Stock evidenced by the certificate(s) surrendered by such holder, the Corporation shall, simultaneously with the issuance of certificates for the shares of Common Stock, issue and deliver to such holder (or in accordance with the instructions of such holder) a new certificate for the balance of the shares of such Preferred Stock not so converted.

                  (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock or other securities represented by those certificates at such time on such date, and such conversion shall be at the applicable Conversion Price in effect at such time, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business

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            on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the applicable Conversion Price in effect on the date such transfer books are open. All shares of Common Stock delivered upon conversion of Preferred Stock will upon delivery in accordance with the provisions hereof be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of the Preferred Stock to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

                  C. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of a share of Preferred Stock shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Current Market Price (as defined in Subparagraph 4A.2D(vii) below). If more than one certificate representing the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Preferred Stock so surrendered.

                  D. The applicable Conversion Price in respect of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to adjustment as follows if any of the events listed below occur after the date hereof and prior to the conversion of each share of the Preferred Stock.

                  (i) In case the Corporation shall (a) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock,
            (b) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (c) combine or reclassify its outstanding Common Stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which it would have owned or have been entitled to receive after the happening of such event had the share of such Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or

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            distribution is not paid or made, the applicable Conversion Price then in effect shall be appropriately readjusted.

                  (ii) In case the Corporation shall (a) sell or issue shares of its Common Stock, (b) issue rights, options or warrants to subscribe for or purchase shares of Common Stock or (c) issue or sell other rights for the purchase of shares of Common Stock or securities convertible into or exchangeable into shares of Common Stock, in the case of one or more of the events described in the immediately preceding clauses (a), (b) and (c) (collectively, the "Securities"), at a price per share less than either the Current Market Price or the applicable Conversion Price on the date the Corporation fixes the offering price of such Securities, then in each such case the applicable Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted so that it shall equal the price determined by multiplying the applicable Conversion Price in effect immediately prior to the date of issuance of the Securities by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Securities plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the Securities would purchase at the Applicable Price (as defined below), and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the Securities (after giving effect to the full exercise, conversion or exchange, as applicable, of such Securities). The term "Applicable Price" shall mean the greater of the Current Market Price or the Conversion Price. The adjustment provided for in this Subparagraph 4A.2(D)(ii) shall be made successively whenever any Securities are issued (provided, however, that no further adjustments in the applicable Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable, of such Securities pursuant to the original terms of such Securities) and shall become effective immediately, except as provided in Subparagraph 4A.2(D)(v) below after such issuance. In determining whether any Securities entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the Current Market Price or the applicable Conversion Price, and in determining the aggregate offering price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities, any consideration required to be paid upon the exercise, conversion or exchange, as applicable, of such Securities and the value of all such consideration (if other than cash) shall be determined by the Board (whose determination, if made in good faith, shall be conclusive). If any or all of such Securities are not so issued or expire or terminate without having been exercised, converted or exchanged, the applicable Conversion Price then in effect shall be appropriately readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such Securities been made upon the basis of only the number of shares of Common Stock delivered pursuant to Securities

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            actually exercised, converted or exchanged. For purposes of this
            Subparagraph 4A.2(D)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation or by any Subsidiary of the Corporation.

                  (iii) In case the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of indebtedness or cash or other assets (excluding regular cash dividends or distributions paid from retained earnings of the Corporation and dividends or distributions referred to in Subparagraph 4A.2(D)(i) above) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those referred to in Subparagraph 4A.2(D)(ii) above), then, in each such case, the applicable Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the applicable Conversion Price in effect immediately prior to the date of the distribution by a fraction the numerator of which shall be the applicable Conversion Price less the then fair market value (as determined by the Board, whose determination, if made in good faith, shall be conclusive) of the portion of the capital stock, cash or assets or evidences of indebtedness so distributed, or of the subscription rights, options or warrants so distributed, with respect to one share of Common Stock, and the denominator of which shall be the applicable Conversion Price in effect immediately prior to the date of the distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the applicable Conversion Price then in effect shall be appropriately readjusted.

                  (iv) Notwithstanding the foregoing, the provisions of this paragraph shall not apply to the issuance of: (a) shares of Common Stock or stock options issued in connection with, or pursuant to, any option plan or other employee benefit plan or arrangement approved by the Board of Directors of the Corporation; (b) shares of Common Stock issuable upon conversion of the Preferred Stock;
            (c) shares issued to a holder of Preferred Stock which are attributable solely to any adjustments made pursuant to this
            Section 4A.(D); (d) capital stock issued as a dividend on the Preferred Stock or in connection with a subdivision or combination of the Preferred Stock; and (e) any shares of capital stock or any warrant (or shares of capital stock of the Corporation issued upon the exercise of such warrant) issued in connection with any debt financing provided to the Corporation and approved by the Board of Directors, including, without limitation, any shares issued pursuant to the credit agreement and related agreements and instruments as contemplated by the commitment letter and related term sheet, dated as of January 15, 1999, as amended, providing for a credit


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            facility of up to $710 million in favor of the Company and its
            Affiliates and (f) any warrant (or shares of capital stock issued upon the exercise of such warrant) issued in connection with a merger, acquisition, joint venture or strategic alliance of the Corporation approved by the Board of Directors of the Corporation. The term "Affiliate" shall have the meaning assigned to that term in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                  (v) No adjustment in the applicable Conversion Price shall be required unless such adjustment would require a change of at least 1% in such Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that adjustment shall be required and made in accordance with the provisions of this paragraph 4A.2(D) (other than this Subparagraph 4A.2(D)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations shall be made to the nearest cent or to the nearest one hundredth of a share.

                  (vi) Whenever the applicable Conversion Price or Conversion
            Rate is adjusted as herein provided, the Corporation shall promptly prepare an officers certificate setting forth such Conversion Price and Conversion Rate after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment, and, if the Corporation has appointed a conversion agent, shall promptly file such certificate with the conversion agent. Promptly thereafter, the Corporation shall prepare a notice of the adjustment of such Conversion Price and Conversion Rate setting forth such Conversion Price and Conversion Rate and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the applicable Conversion Price and Conversion Rate (together with a copy of the officers certificate setting forth the facts requiring such adjustment) to the holder of each share of the Preferred Stock at such holder=s last address as shown on the stock books of the Corporation.

                  (vii) For the purpose of any computation under any provision relating to the Preferred Stock, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for the 10 consecutive trading days commencing 15 trading days before such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by Nasdaq or a similar service, the Current Market Price for the Common Stock shall be the fair market value of the Common Stock on such date as determined in good faith by a committee of disinterested members of the Board of Directors of the

            Corporation (or the Board of Directors if there are no disinterested members) based on a written opinion of an independent investment banking firm of nationally recognized stature.

                  (viii) The Corporation will not, by amendment of its Restated
            Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of this Restated Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation,
            (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock, (b) will at all times reserve and keep available the maximum number of its authorized shares of Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Preferred Stock, and (c) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

                  E. In case at any time prior to the conversion of all of the Preferred Stock:

                  (i) the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

                  (ii) there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock); or

                  (iii) there shall be any capital reorganization by the
            Corporation; or

                  (iv) there shall be a consolidation or merger involving the
            Corporation or sale of all or substantially all of the Corporation's property and assets (except a merger or other reorganization in which the Corporation shall be the surviving corporation and in which the rights and privileges of the Corporation=s capital stock shall remain unchanged or a consolidation, merger or sale with a wholly-owned Subsidiary); or


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                  (v) there shall be voluntary or involuntary dissolution,
            liquidation and winding up by the Corporation or dividend or distribution to holders of Common Stock (other than the Corporation's customary cash and stock dividends); or

                  (vi) any other event described in Subparagraph 4A.2(D);

      then in any one or more of said cases, the Corporation shall cause to be delivered to the holder(s) of Preferred Stock, at the earliest practicable time (and, in any event, not less than 15 days before any record date or the date set for definitive action), notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Preferred Stock. Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be.

            F. (i) The Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Preferred Stock not theretofore converted. For purposes of this paragraph, the number of shares of Common Stock which shall be deliverable upon conversion of all of the outstanding shares of the Preferred Stock shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the jurisdiction of its incorporation, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of the Preferred Stock.

                  (ii) Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted applicable Conversion Price.

                  G. Except where registration is requested in a name other than the name of the registered holder, the Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto.

                  H. In case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock then outstanding shall have the right thereafter to convert the shares of such Preferred Stock held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if the holder had held the Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

                  4A.3   STATUS ON CONVERSION.

                  Shares of Preferred Stock that are converted into shares of Common Stock as provided herein or are otherwise redeemed by the Company shall not be reissued.

                  4A.4  VOTING RIGHTS OF THE PREFERRED STOCK.

                  The shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be voted with the shares of the Common Stock at any annual or special meeting of stockholders of the Corporation, or the holders of such shares of the Preferred Stock may act by written consent in the same manner as holders of the Common Stock, upon the following basis:

                  (i) each holder of shares of Series A Preferred Stock, Series
            B Preferred Stock and Series C Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the largest number of whole shares of Common Stock into which all of such holder=s shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent; and

                  (ii) if a Regulated Entity owns shares of Series C Preferred
            Stock that represent (i) in the case of matters voted on pursuant to this Section 4A.4, more than 5% of the total number of votes (based upon total issued and outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) or (ii) in the case of matters voted on pursuant to Section 4A.6 (other than matters voted on pursuant to clause
            (ii)(A) or (iii) thereof), more than 5% of the total issued and outstanding Preferred Stock, those shares that represent the excess over the 5% limit shall be non-voting and shall not be included in determining whether the requisite percentage of shares has consented to, approved, adopted or taken any action; provided that such shares shall not be non-voting on matters that significantly and adversely affect the rights or preference of the Preferred Stock as determined by such Regulated Entity. Any Preferred Stock or Common Stock that is non-voting pursuant to paragraph 4A.2 or 4A.4 while held by a Regulated Entity shall become voting upon transfer to a non-Regulated Entity. For purposes of determining whether the applicable 5% limit has been exceeded, shares held by any person shall be aggregated with shares held by affiliates (as defined in the BHC Act) of such person.

                  4A.5 LIQUIDATION, DISSOLUTION OR WINDING UP; EFFECT UPON PREFERRED STOCK.

                  A. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Common Stock or other capital stock (other than the Preferred Stock), the holders of shares of Preferred Stock shall be entitled to be paid an amount equal to the applicable Liquidation Preference per share, with respect to each share of Preferred Stock.

                  B. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. After payment in full of the Liquidation Preference for the Preferred Stock, any assets available for distribution shall be distributed to the holders of the Common Stock and the Preferred Stock shall not be entitled to any further participation in the remaining assets of the Corporation.

                  C. A consolidation or merger of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the voting securities of the continuing or surviving entity immediately following such transaction shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 4A.5.

                  4A.6  RESTRICTIONS.

                  For so long as any shares of Preferred Stock shall remain outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Amended and Restated Certificate of Incorporation and in addition to any other vote required by law, without the prior consent of the holders of 60% of the outstanding shares of Preferred Stock voting as a single class given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the outstanding shares of Preferred Stock shall vote separately as a class (considering, for these purposes, that each holder of Preferred Stock shall have that number of votes as shall be equal to the largest number of whole shares of Common Stock into which all of such holder=s shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent):

                  (i) The Corporation will not (A) create or authorize the
            creation of any additional class of shares of stock unless the same ranks junior to the Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or (B) increase the authorized amount of the Preferred Stock or (C) increase the authorized amount of any additional class of shares of stock unless the same ranks junior to the Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or
            (D) create or authorize any obligation or security convertible into shares of Preferred Stock or into shares of any other class of stock unless the same ranks junior to the Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation or authorization or increase shall be by means of amendment of this Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise;

                  (ii) The Corporation will not consent to (A) any liquidation, dissolution or winding up of the Corporation or (B) consolidate or merge into or with any other corporation or corporations or sell or transfer all or substantially all its assets;

                  (iii) The Corporation will not amend, alter or repeal the
            Corporation's Amended and Restated Certificate of Incorporation or By-laws in any manner that (A) adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Preferred Stock or (B) which in any manner adversely affects the Common Stock or the holders thereof; provided, however, any amendment, alteration or repeal of the Corporation's Amended and Restated Certificate of Incorporation or By-laws that adversely affects the preferences, qualifications, special or relative rights or privileges of any series of Preferred Stock and does not affect the other series of Preferred Stock in a substantially similar manner shall require the prior consent of the holders of a majority of the outstanding shares of the affected series of Preferred Stock.

                  4A.7  NOTICES.

                  Except as otherwise expressly provided, whenever in this
      Section 4A notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation=s Amended and Restated Certificate of Incorporation and By-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

                  4A.8  MISCELLANEOUS.

                  A. Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Section 4A (as such may be amended from time to time) and in any other provision of the Restated Certificate of Incorporation.

                  B. If any right, preference or limitation of the Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Section 4A (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependant upon any other such right, preference or limitation unless so expressed herein.

                  C. Notwithstanding any other provision contained in this Amended and Restated Certificate of Incorporation, if a holder of any Series C Preferred Stock is a Regulated Entity, such holder and its affiliates (as defined in the BHC Act), on an aggregate basis, may transfer such Series C Preferred Stock only under the following circumstances: (i) to the Corporation; (ii) to the public in a public offering; (iii) in a disposition pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, where no single purchaser receives from such holder and its affiliates (as defined in the BHC Act) convertible securities or warrants covering more than 2% of any class of the Corporation's voting securities; (iv) in a single transaction to an independent third party that already owns or has negotiated to purchase at least a majority of the Common Stock or Preferred Stock (without regard to the transfer of such Series C Preferred Stock by such Regulated Entity); (v) in a transfer to an affiliate (as defined in the BHC Act) of such Regulated Entity or to another Regulated Entity; or (vi) in any method of transfer permitted by the Federal Reserve, as determined by the Regulated Entity. If any Regulated Entity provides notice to the Corporation that such Regulated Entity has determined in its sole discretion that applicable U.S. federal banking laws no longer require that the Series C Preferred Stock held by such Regulated Entity be subject to all or any part of the preceding sentence, upon receipt of such notice by the Corporation, the Series C Preferred Stock held by such Regulated Entity shall no longer be subject to those provisions of the preceding sentence identified in such notice.

                  4B.1  COMMON STOCK.

                  Except as otherwise required by law or as otherwise provided herein, each share of Common Stock shall have identical powers, preferences, qualifications, limitations and other rights.

                  A. Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. The shares of Common Stock shall be divided into two classes, which shall be identical in all respects except that one class shall be non-voting. Any shares of Common Stock held by a Regulated Entity in excess of 5% of the total issued and outstanding Common Stock shall be non-voting (as provided in Section 4A.2), until such shares are transferred to an entity not subject to such restrictions under the BHC Act.

                  B. Dividends. Subject to all of the rights of any class of stock ranking senior to the Common Stock as to dividends, dividends may be paid upon the Common Stock when, as and if declared by the Board out of funds and other assets legally available for the payment of dividends.

                  C. Liquidation, Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and funds sufficient for the payment thereof in full set apart for payment, the holders of the Common Stock shall be entitled to participate ratably in all the remaining assets of the Corporation available for distribution to its stockholders.

                  D. Notwithstanding any other provision contained in this Amended and Restated Certificate of Incorporation, if a holder of any Common Stock is a Regulated Entity, such holder and its affiliates (as defined in the BHC Act), on an aggregate basis, may transfer such Common Stock only under the following circumstances: (i) to the Corporation;
      (ii) to the public in a public offering; (iii) in a disposition pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, where no single purchaser receives from such holder and its affiliates (as defined in the BHC Act) convertible securities or warrants covering more than 2% of any class of the Corporation's voting securities; (iv) in a single transaction to an independent third party that already owns or has negotiated to purchase at least a majority of the Common Stock (without regard to the transfer of such Common Stock by such Regulated Entity); (v) in a transfer to an affiliate (as defined in the BHC Act) of such Regulated Entity or to another Regulated Entity; or (vi) in any method of transfer permitted by the Federal Reserve, as determined by the Regulated Entity. If any Regulated Entity provides notice to the Corporation that such Regulated Entity has determined in its sole discretion that applicable U.S. federal banking laws no longer require that the Common Stock held by such Regulated Entity be subject to all or any part of the preceding sentence, upon receipt of such notice by the Corporation, the Common Stock held by such Regulated Entity shall no longer be subject to those provisions of the preceding sentence identified in such notice.

                  5. Except pursuant to and on the terms and conditions set forth in the Third Amended and Restated Stockholders' Agreement, dated as of April 20, 1999 by and among the Company and the stockholders signatory thereto (as to certain antidilutive rights) or as otherwise expressly authorized by the Board in writing, no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive rights to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board (subject to any such express written authorization of the Board) to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board in the exercise of its sole discretion.

                  6. The number of directors of the Corporation may be fixed by the By-laws.

                  7. The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-laws of the Corporation but, in the event of any conflict or inconsistency between such By-laws and this Amended and Restated Certificate of Incorporation, the latter shall govern.

                  8. Elections of directors may be, but shall not be required to be, by written ballot.

                  9. The Corporation shall, to the fullest extent permitted by
      Section 145 of the General Corporation Law of Delaware, or any successor provision, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                  No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of such director=s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) acts or omissions occurring prior to the date of the effectiveness of this provision.

                  Furthermore, notwithstanding the foregoing provision, in the event that the General Corporation Law of Delaware is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation=s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

      This provision shall not affect any provision permitted under the General Corporation Law of Delaware in the Amended and Restated Certificate of Incorporation, By-laws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this provision shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification."

            SEVENTH: The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, signed by the holders of at least 75% of the outstanding shares entitled to vote thereon, and due notice so taken has been given to those shareholders who have not consented in writing pursuant to Sections 222 and 242 of the Delaware General Corporation Law.

            IN WITNESS WHEREOF, SPECTRASITE HOLDINGS, INC. has caused this certificate to be signed by Stephen H. Clark, its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 19 day of April 1999.


                                       SPECTRASITE HOLDINGS, INC.

                                       By: /s/ STEPHEN H. CLARK
                                          -----------------------------
                                          Stephen H. Clark
                                          President and Chief Executive Officer